[DATE]

Re: Key Employee Retention Plan (KERP)
Dear [EMPLOYEE NAME]:
In recognition of your continuing key role at and services on behalf of Paragon Offshore Services, LLC and its affiliates (collectively, “Paragon”), you shall be entitled to a bonus upon the terms and conditions set forth in this letter (“Agreement”). This Agreement is between you and Paragon’s affiliate, Paragon Offshore Services LLC (the “Company”).
Terms and Conditions
The Company agrees to make the following payment, in addition to your normal salary and benefits, to you, subject to the terms and conditions in this Agreement and execution and delivery of this Agreement to the Company by [DATE] (the “Delivery Date”):

1.
Commitment Amount: If you agree to continue your employment with Paragon and not resign before the later of (i) the “Transaction Date” (as defined below) and (ii) [DATE], you shall be entitled to the “Commitment Amount” set forth on the attached Schedule A, less any required withholdings. Provided you return a fully executed copy of this Agreement by the Delivery Date, the Commitment Amount, less applicable withholding taxes, will be advanced to you on [DATE]. However, if you resign your employment, or your employment is terminated with “Cause” (as defined below), prior to the later of the Transaction Date and [DATE], you agree that, within ten (10) calendar days of such resignation or termination, you will pay to the Company the full amount of the Commitment Amount you received (i.e., the net amount of the Commitment Amount after reduction by all amounts withheld for taxes therefrom). You agree that, if you fail to pay such amount, the Company may recover such payment (or any portion of such payment) from you by making deductions from your salary and/or any other sums owed to you by Paragon or the Company, subject to applicable law. In the event that, prior to the later of the Transaction Date and [DATE], your employment with Paragon is terminated without Cause or by reason of death or permanent disability (under the long-term disability policy of Paragon), you will not be required to repay the Commitment Amount; provided that retention of the Commitment Amount on account of a termination without Cause shall be contingent on your executing and not revoking an agreement, in a form provided by the Company, granting a full release of all actual and potential claims you have or may have against Paragon, the Company, or any of their affiliates (the “Release”), which shall be provided on your employment termination date.

2.
Amount of Payment. The amount of the Commitment Amount is set forth on the attached Schedule A. The Commitment Amount shall not be taken into account for purposes of any other compensation or benefit program of Paragon.

3.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Transaction Date” means: the date of the earliest to occur of: (i) the closing date of any out of court agreement for the restructuring of Paragon’s balance sheet, that is achieved, without limitation, through (a) a solicitation of waivers and consents from some or all existing debtholders that results in a material modification of covenants in existing indebtedness, (b) repurchase, settlement or forgiveness of a material portion of existing indebtedness, (c) conversion of a material portion of existing indebtedness into equity, (d) an exchange offer including the issuance of new securities in exchange for a material portion of existing indebtedness, or (e) other similar transaction or series of transactions, (ii) the effective date of a confirmed plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) or similar provision under the laws of any other jurisdiction providing for the restructuring of Paragon’s balance sheet, (iii) the closing date of a sale of all or substantially all of the assets of Paragon, on a consolidated basis, or a majority of the outstanding stock of Paragon Offshore plc in one or more transactions under section 363 of the Bankruptcy Code or pursuant to a confirmed chapter 11 plan or similar provision under the laws of any other jurisdiction, and (iv) the date of the entry of an order of a United States Bankruptcy Court ordering the conversion of a Paragon chapter 11 case to a case under chapter 7 of the Bankruptcy Code or of a court in any other jurisdiction ordering similar relief.
“Cause” means any act or omission by you which constitutes: (i) fraud, embezzlement or material, willful misconduct; (ii) any indictment for, conviction of or entry of a plea of nolo contendere to any felony; (iii) illegal possession or use of any drug or narcotic; (iv) any violation of the Paragon Code of Business Conduct; (v) your willful failure or refusal to perform your duties or responsibilities after written notice of and your failure to reasonably correct within 30 days following such notice and thereafter (other than by reason of your disability) such failure or refusal; or (vi) any other reason entitling Paragon to dismiss you lawfully and summarily. Any determination of Cause shall be reasonably made by the management of Paragon and shall be binding on you and your successors and assigns.

4.
Forfeiture of Rights. Because your continued performance of services is an important reason for and in consideration for payment of the Commitment Amount, your rights to such payment may be forfeited under certain circumstances described below.

a.
Commitment Amount: As provided above, your rights to retain the Commitment Amount will be forfeited if you resign or are terminated with Cause from your employment before the later of the Transaction Date or [DATE]. Thus, you will not forfeit your rights to retain the Commitment Amount if you die, become permanently disabled (under the long-term disability policy of Paragon) or are terminated without Cause before the later of the Transaction Date or [DATE].

You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).
This Agreement sets forth the entire understanding of the Company and you regarding any retention or incentive bonus, and may be changed only by a written agreement signed by you and the Company.
This Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.
Notwithstanding any of the above, you remain an “at will” employee of Paragon.
This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return on or before [DATE] in a confidential envelope to [CONTACT/ADDRESS], via confidential facsimile at [FAX] or to [EMAIL ADDRESS].
Sincerely

PARAGON OFFSHORE SERVICES LLC

_____________________________
By: [NAME]
Title: [_______________________]

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

________________________________
By: [EMPLOYEE NAME]

Schedule A

Commitment Amount: [$XX,XXX]